Exhibit 10.1

Letter Agreement

July 24, 2007

K. Dieter Heidrich

Green Rock Capital, LLC.

230 Green Rock Drive

Boulder, CO 80302

Re: Consulting Engagement

Dear Dieter:

The purpose of this letter is to set forth in writing your agreement to provide consulting services to Identity Rehab Corporation, d/b/a ID Watchdog (the “Company”), the compensation that the Company has agreed to pay for such services, and other terms of your engagement.

You have agreed to provide consulting services to the Company as follows:

1.             You will oversee the Company’s application for patent protection for all discoveries, technologies, processes or systems that the Company and you deem to be appropriate for patent protection, including overseeing the preparation and filing of patent applications where appropriate.

2.             You will advise with respect to the technology that the Company is using and that it may be able to adopt and implement in order to optimize the services that the Company provides to its customers. This will include oversight of planning for the technologies needs and opportunities of the Company and the establishment of objectives for the Company’s technology development for the next twelve (12) months.

3.             Finally, as an experienced business advisor, you will provide advice and oversight to the Company’s management personnel on all matters that you deem important to the Company, and as management requests.

It is anticipated that you will commit two (2) full days per week to the performance of these consulting services. You will be provided with office space at the Company for such purpose, although, when appropriate, you may also perform the consulting services at your home office or otherwise away from the Company’s offices.

The beginning date for this engagement is July 1, 2007. The anticipated term of this engagement is one (1) year, but it may be terminated by either you or by the Company upon ten (10) days’ notice at the end of any month.

As compensation for your services, the Company will pay you a cash fee of $5,000 per month, payable monthly at the end of each month. The Company will reimburse you for reasonable expenses you incur in providing the services hereunder.

As additional incentive compensation, and subject to approval by the Board of Directors of the Company, you will be granted an option to purchase up to 100,000 shares of the Company’s common stock at an option exercise price of $0.28 per share. The options shall vest and become exercisable at the rate of 8,333 shares on the last day of each month that the contract remains in effect. In the event of termination of the engagement, the option shall terminate as to all unvested shares and but the option shall remain exercisable with respect to vested shares for a period of three (3) months after the date of termination of your consulting engagement.

This letter also acknowledges the valuable services that you have provided to the Company during the past four (4) months in connection with development of the Company’s business plan, the process for arranging funding for the Company, and in the selection of key data suppliers as well as general marketing, product development and planning assistance. Concurrently with the approval of this engagement by the Board of Directors, the Company will pay to you the sum of $8,000 for such past services.

In the performance of these consulting services you will, of course, be given access to and will assist in the development of information about the Company’s business, its processes and technology services which are confidential and proprietary to the Company. You therefore agree that you will neither disclose nor use such information for any purpose other than the performance of your consulting services to the Company. You agree to maintain all such information confidential and will not disclose any such information except to Company personnel on a need-to-know basis and to other persons at the direction of the executive officers of the Company.

If this letter correctly sets forth your understanding of our agreement with respect to your engagement for consulting services to the Company, please sign and return a copy of this letter.

Very truly yours,

/s/ Daryl Yurek
Daryl Yurek, Chairman of the Board

This letter correctly sets for our agreement with respect to my services to the Company as a Consultant.

/s/ K. Deiter Heidrich
K. Dieter Heidrich

Date signed:	07/24/2007